Filed Pursuant to Rule 424(b)(1)
                                                Registration No. 33-65938
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 28, 1995)

                                  $100,000,000

                            W.R. BERKLEY CORPORATION

                          6 1/4% SENIOR NOTES DUE 2006
                              -------------------
    Interest on the Notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 1996. The Notes will mature on January 15, 2006. The Notes may not be redeemed prior to maturity by the Company and are not subject to any sinking fund.

    The Notes will be represented by one or more Global Notes (collectively, the "Global Note") registered in the name of the nominee of The Depository Trust Company, which will act as Depositary. Interests in the Global Note will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. See "Certain Terms of the Notes-- Book-Entry System". Except as described in the Prospectus, Notes in definitive form will not be issued. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System and secondary market trading activity for the Notes will therefore settle in immediately available funds. See "Certain Terms of the Notes--Same-Day Settlement and Payment".
                              -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
        WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                     OFFENSE.

                                          PRICE TO            UNDERWRITING             PROCEEDS TO
                                         PUBLIC(1)             DISCOUNT(2)            COMPANY(1)(3)
Per Note..........................         99.50%                 .65%                   98.85%
Total(3)..........................      $99,500,000             $650,000               $98,850,000

(1) Plus accrued interest from January 24, 1996.

(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting" herein.

(3) Before deducting expenses payable by the Company estimated at $100,000.
                              -------------------
    The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued by the Company and delivered to and accepted by the Underwriters, to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made only in book-entry form through the facilities of The Depository Trust Company in New York, New York on or about January 24, 1996.
                              -------------------
MERRILL LYNCH & CO.
                        DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION
                                                         SCHRODER WERTHEIM & CO.
                              -------------------
          The date of this Prospectus Supplement is January 19, 1996.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

    1. Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");

    2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, filed with the Commission pursuant to
Section 13 of the Exchange Act; and

    3. Current Reports on Form 8-K, dated July 20, 1995, September 14, 1995, September 14, 1995, November 8, 1995 and December 28, 1995, filed with the Commission pursuant to Section 13 of the Exchange Act.

    All reports subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference into this Prospectus Supplement and accompanying Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement and accompanying Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement or accompanying Prospectus.

    The Company will provide without charge to each person to whom this Prospectus Supplement and accompanying Prospectus is delivered, on the request of any such person, a copy of any or all documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to:

                             Robert S. Gorin, Esq.
              Senior Vice President, General Counsel and Secretary
                           W. R. Berkley Corporation
                                165 Mason Street
                                 P.O. Box 2518
                       Greenwich, Connecticut 06836-2518
              Telephone requests may be directed to (203) 629-3000

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                                  THE COMPANY

    W. R. Berkley Corporation (the "Company"), a Delaware corporation, is an insurance holding company which, through its subsidiaries, operates in four segments of the insurance business: regional property casualty insurance; reinsurance (conducted through Signet Star Holdings, Inc.); specialty lines of insurance (including excess and surplus lines and commercial transportation); and insurance services operations (including the management of alternative insurance market mechanisms). The Company's regional insurance operations are conducted primarily in the Midwest, Southwest and Northeast sections of the United States. The reinsurance operations, specialty insurance and insurance services are conducted nationwide.

    The Company was founded on the concept that a group of autonomous regional and specialty insurance entities could compete effectively in selected markets within a very large industry in order to achieve a long term competitive advantage. Decentralized control allows each subsidiary the autonomy necessary to respond to local or specialty market conditions while capitalizing on the effectiveness of centralized investment and reinsurance management, and actuarial, financial and legal staff support.

                                USE OF PROCEEDS

    The net proceeds of the Notes will be approximately $98,750,000, after deducting the underwriting discount and estimated offering expenses. The Company anticipates that approximately $28.4 million of the net proceeds will be used to repay the outstanding indebtedness under Signet Star Holdings, Inc.'s Credit Agreement. Approximately $20.4 million of such indebtedness bears interest at the rate of 8.6875% per annum and approximately $8.0 million of such indebtedness bears interest at the rate of 7.125% per annum. The balance of the net proceeds may be used to make contributions to the equity capital of the Company's insurance subsidiaries to support the expansion of their operations, for working capital and general corporate purposes and, possibly, to acquire insurance businesses.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

    The following table sets forth the historical ratios of earnings to combined fixed charges and preferred stock dividends of the Company for the periods indicated:

 NINE MONTHS
    ENDED
SEPTEMBER 30,          FISCAL YEAR ENDED DECEMBER 31,
-------------     ----------------------------------------
1995     1994     1994     1993     1992     1991     1990
----     ----     ----     ----     ----     ----     ----
 2.3     1.4      1.6      3.2      3.6      5.9      4.7

    The ratios of earnings to combined fixed charges and preferred stock dividends represent the number of times fixed charges (interest, debt expense and preferred stock dividends and one-third of all rent and related costs, considered to represent an appropriate interest factor, charged to income) are covered by income before income taxes and cumulative effect of change in accounting principle, extraordinary credits and fixed charges (other than capitalized interest).

                           CERTAIN TERMS OF THE NOTES

    The following description of particular terms of the Notes offered hereby (referred to in the Prospectus as "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

    The Notes will be unsecured general obligations of the Company, will be limited to $100,000,000 aggregate principal amount and will mature on January 15, 2006. The Notes will bear interest at the rate per annum shown on the cover of this Prospectus Supplement from January 24, 1996 or from the most recent date to which interest has been paid or provided for, payable semiannually on January 15 and July 15 of each year, commencing July 15, 1996, to the person in whose name the Note is registered at the close of business on January 1 or July 1, as the case may be, next preceding such interest payment date. The Notes may not be redeemed at the option of the Company prior to maturity and do not provide for any sinking fund. The Company will be discharged from certain obligations in respect of the Notes and may omit to comply with certain provisions of the Senior Indenture if the conditions specified in "Description of Debt Securities--Defeasance and Covenant Defeasance" in the Prospectus are satisfied.

BOOK-ENTRY SYSTEM

    The Notes will be issued in the form of one or more fully registered Global Notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York and registered in the name of the Depositary's nominee. Except as provided in the Prospectus, owners of the beneficial interests in the Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof for any purpose under the Senior Indenture.

    The Depositary has advised the Company that it is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

    Principal and interest payments on the Notes registered in the name of the Depositary's nominee will be made by the Trustee to the Depositary's nominee as the registered owner of the Global Note. Under the terms of the Senior Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payment of principal and interest on the Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Note. The Depositary has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, immediately to credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of the Depositary.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement basic provisions and related terms agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth below opposite their respective names.

            UNDERWRITER                                                        PRINCIPAL AMOUNT
----------------------------------------------------------------------------   ----------------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................................     $ 33,400,000
Donaldson, Lufkin & Jenrette Securities Corporation.........................       33,300,000
Schroder Wertheim & Co. Incorporated........................................       33,300,000
                                                                               ----------------
           Total                                                                 $100,000,000
                                                                               ----------------
                                                                               ----------------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for all of the Notes if any are taken.

    The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .40% of the principal amount. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount on sales to certain other dealers. After the public offering, the public offering price, concession and discount may be changed.

    The Company currently does not intend to list the Notes on any securities exchange or on the Nasdaq National Market. The Company has been advised by each of the Underwriters that it presently intends to make a market in the Notes; however, the Underwriters are not obligated to do so, and market making with respect to the Notes may be discontinued at any time without notice. There can be no assurance that an active public market for the Notes will develop.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

    Mr. Mark L. Shapiro, a Director of the Company, is a Managing Director of Schroder Wertheim & Co. Incorporated.

                                    EXPERTS

    The financial statements and schedules of W. R. Berkley Corporation and subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, incorporated by reference in the registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") have been audited and reported upon by KPMG Peat Marwick LLP, independent certified public accountants. The financial information for the five years ended December 31, 1994, in the table under "Selected Consolidated Financial Data" incorporated by reference herein and in the Registration Statement has been derived from financial statements audited by KPMG Peat Marwick LLP and has been reported upon by KPMG Peat Marwick LLP. Such financial statements, schedules and selected financial data have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The reports of KPMG Peat Marwick LLP on the financial statements and schedules as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 refer to the Company's adoption of the provisions of the Financial Accounting Standards Board's

Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1992 and No. 115, "Accounting for Certain Investments in Debt and Equity Securities" on December 31, 1993.

    The financial statements of MECC, Inc. and its subsidiary as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 have been incorporated by reference in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The report of KPMG Peat Marwick LLP on the financial statements as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 refers to MECC, Inc. and its subsidiary's adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 31, 1993.

PROSPECTUS

W. R. BERKLEY CORPORATION

DEBT SECURITIES AND DEBT WARRANTS
PREFERRED STOCK, DEPOSITARY SHARES AND PREFERRED STOCK WARRANTS
COMMON STOCK AND COMMON STOCK WARRANTS
STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

   W. R. Berkley Corporation (the "Corporation") may from time to time offer, together or separately, (i) one or more series of its unsecured debt securities which may be either senior debentures, notes, bonds and/or other evidences of indebtedness ("Senior Securities") or subordinated debentures, notes, bonds and/or other evidences of indebtedness ("Subordinated Securities"), both of which may be convertible into common stock, par value $.20 per share, of the Corporation ("Common Stock") or preferred stock, par value $.10 per share, of the Corporation ("Preferred Stock"), (ii) warrants to purchase Senior Securities or Subordinated Securities ("Debt Warrants"), (iii) shares of Preferred Stock which may be convertible into shares of Common Stock or exchangeable for Debt Securities, (iv) shares of Preferred Stock represented by depositary shares ("Depositary Shares"), (v) warrants to purchase shares of Preferred Stock ("Preferred Stock Warrants"), (vi) shares of Common Stock, (vii) warrants to purchase shares of Common Stock ("Common Stock Warrants"), (viii) Stock Purchase Contracts ("Stock Purchase Contracts") to purchase shares of Common Stock or shares of Preferred Stock and (ix) Stock Purchase Units ("Stock Purchase Units") representing ownership of a Stock Purchase Contract and debt obligations of the United States of America or agencies or instrumentalities thereof securing the holder's obligation to purchase the shares of Common Stock or Preferred Stock under the Stock Purchase Contract, in amounts, at prices and on terms to be determined at the time of the offering. The Senior Securities and the Subordinated Securities are collectively referred to herein as the "Debt Securities"; the Debt Warrants, Preferred Stock Warrants and Common Stock Warrants are collectively referred to herein as the "Warrants"; and the Debt Securities, Warrants, shares of Preferred Stock, Depositary Shares, shares of Common Stock, Stock Purchase Contracts and Stock Purchase Units are collectively referred to herein as the "Securities."

   The Securities offered pursuant to this Prospectus may be offered separately or together in one or more series up to an aggregate initial public offering price of $400,000,000 or the equivalent thereof denominated in foreign currencies or units of two or more foreign currencies such as European Currency Units, at individual prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). Notwithstanding the foregoing, Common Stock (except Common Stock issued upon conversion or exchange of Debt Securities or Preferred Stock), Common Stock Warrants, Stock Purchase Contracts and Stock Purchase Units may be offered up to an aggregate initial public offering price of $300,000,000.

   The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Corporation. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined herein) of the Corporation. See "Description of Debt Securities."

   The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and, among other things, will include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denominations, maturity, rate or formula and time of payment of interest, premium, terms for redemption at the option of the Corporation or repayment at the option of the holder, terms for sinking fund payments, terms for conversion or exchange into other Securities or Common Stock of the Corporation and any initial public offering price; (ii) in the case of shares of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights and the initial public offering price; (iii) in the case of Warrants, the applicable type and amount of Securities covered thereby and, where applicable, the duration, aggregate amount, offering price, exercise price and detachability of such Warrants, (iv) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share, (v) in the case of Common Stock, the aggregate number of shares offered, initial public offering price and other terms thereof, (vi) in the case of Stock Purchase Contracts, the designation and number of shares of Common Stock or Preferred Stock issuable thereunder, the purchase price of the Common Stock or Preferred Stock, the date or dates on which the Common Stock or Preferred Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Corporation to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof and (vii) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any debt obligations securing the holder's obligation to purchase the Common Stock or Preferred Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

   The Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax, accounting and other considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.
                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COM-MISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

   The Securities may be sold directly by the Corporation, or through agents designated from time to time, or through underwriters or dealers. If any agents of the Corporation or any underwriters are involved in the sale of the Securities, the names of such agents or underwriters and any applicable fees, commissions or discounts and the net proceeds to the Corporation (if other than as described herein) from such sale will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution."

THE DATE OF THIS PROSPECTUS IS SEPTEMBER 28, 1995.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Corporation with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

        1. Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");

        2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, filed with the Commission pursuant to Section 13 of the Exchange Act;

        3. Current Reports on Form 8-K, dated July 20, 1995, September 14, 1995 and September 14, 1995, filed with the Commission pursuant to Section 13 of the Exchange Act; and

        4. The descriptions of the Series A Cumulative Redeemable Preferred Stock and the Common Stock of the Corporation contained in the Corporation's Registration Statements on Form 8-A dated January 24, 1994 and July 25, 1974, respectively, filed with respect to such securities pursuant to
    Section 12 of the Exchange Act, and all amendments or reports filed for purposes of updating such descriptions.

    All reports subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Corporation will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any or all documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to:

                             Robert S. Gorin, Esq.
              Senior Vice President, General Counsel and Secretary
                           W. R. Berkley Corporation
                                165 Mason Street
                                 P.O. Box 2518
                       Greenwich, Connecticut 06836-2518
              Telephone requests may be directed to (203) 629-3000

    No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Corporation or any underwriter, dealer or agent. This Prospectus and the accompanying Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any Securities other than the Securities to which they relate and do not constitute an offer to sell or a solicitation of an offer to buy any Securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement, nor any sale made hereunder or thereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of the Corporation since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to such date.

                             AVAILABLE INFORMATION

    The Corporation is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's New York Regional Office, 7 World Trade Center, New York, New York 10048, and Chicago Regional Office, Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Corporation with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with applicable regulations. For further information pertaining to the Corporation and the Securities offered hereby, reference is made to the Registration Statement and the Exhibits thereto which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                                THE CORPORATION

    The Corporation is an insurance holding company which does business, through its subsidiaries, operating in four segments of the insurance business: regional property casualty insurance; specialty lines of insurance (including excess and surplus lines and commercial transportation); insurance services operations (including the management of alternative insurance market mechanisms); and reinsurance (conducted through Signet Star Holdings, Inc. and its affiliates). The Corporation was founded on the concept that a group of autonomous regional and specialty insurance entities could compete effectively in selected markets within a very large industry. Decentralized control allows each subsidiary to respond to local or specialty market conditions while capitalizing on the effectiveness of centralized investment and reinsurance management and actuarial, financial and legal staff support.

    The Corporation's regional property casualty subsidiaries write standard commercial and personal lines insurance for such property and liability risks as automobiles, homes and small businesses. They obtain their business primarily in the smaller communities of the midwest and southwest through independent insurance agencies.

    The Corporation's specialty lines subsidiaries write excess and surplus lines and commercial transportation insurance. The Corporation's two excess and surplus lines subsidiaries insure complex risks requiring specialized coverage not available in the conventional market. Their business is received from wholesale brokers on a nationwide basis, who are solicited by retail agents whose clients are the insured. Another subsidiary insures risks in the commercial trucking and bus industry.

    The Corporation's insurance services subsidiaries provide administration services including loss control, policy issuance and claims handling for workers' compensation programs and self-insurance pools. In addition, several subsidiaries provide agency and brokerage services.

    Signet Star Holdings, Inc. writes both treaty reinsurance, where a contract automatically covers all risks of a defined category, and facultative reinsurance, which is negotiated on a policy-by-policy basis. This business is assumed from other insurance companies throughout the United States and primarily is referred by independent reinsurance intermediaries.

    The Corporation's executive offices are located at 165 Mason Street, P.O. Box 2518, Greenwich, Connecticut 06836-2518, telephone number (203) 629-3000. The Corporation was incorporated in Delaware in 1970 as the successor to a New Jersey corporation incorporated in 1967.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the historical ratios of earnings to combined fixed charges and preferred stock dividends of the Corporation for the periods indicated:

 SIX MONTHS
    ENDED
  JUNE 30,             FISCAL YEAR ENDED DECEMBER 31,
-------------     ----------------------------------------
1995     1994     1994     1993     1992     1991     1990
----     ----     ----     ----     ----     ----     ----
 3.4      2.0      1.6      3.2     3.6      5.9      4.7

    The ratios of earnings to combined fixed charges and preferred stock dividends represent the number of times fixed charges (interest, debt expense and preferred stock dividends and one-third of all rent and related costs, considered to represent an appropriate interest factor, charged to income) are covered by income before income taxes and cumulative effect of change in accounting principle, extraordinary credits and fixed charges (other than capitalized interest).

                            APPLICATION OF PROCEEDS

    Except as may otherwise be provided in the Prospectus Supplement, the net proceeds from the sale of the Securities will be used for working capital, acquisitions and other general corporate purposes. Pending ultimate application, the net proceeds may be used to make short-term investments or reduce short-term borrowings.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the Debt Securities sets forth certain general terms and provisions of the Indentures under which the Debt Securities are to be issued. The particular terms of each issue of Debt Securities, as well as any modifications or additions to such general terms that may apply in the case of such Debt Securities, will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

THE INDENTURES

    Senior Securities, if issued in the future, will be issued under an Indenture dated as of October 1, 1993 between the Corporation and Chemical Bank ("Chemical"), as Trustee (the "Senior Indenture"). Subordinated Securities, if issued in the future, will be issued under an Indenture dated as of October 1, 1993 between the Corporation and Chemical, as Trustee (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture."

    The Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Each Indenture is available for inspection at the corporate trust office of Chemical at 450 West 33rd Street, New York, New York 10001. The following description of the Indentures and summaries of certain provisions thereof do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the respective Indentures. All section references appearing herein are to sections of the applicable Indenture or Indentures, and capitalized terms defined in the Indentures are used herein as therein defined (unless otherwise defined herein).

    There is no requirement that future issues of debt securities of the Corporation be issued under either of the Indentures, and the Corporation is free to employ other indentures or documentation, containing provisions different from those included in the Indentures or applicable to one or more issues of Debt Securities, in connection with future issues of such other debt securities.

GENERAL TERMS OF DEBT SECURITIES

    Each Indenture provides that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Corporation or as established in one or more indentures supplemental to such Indenture (Section 301 of the Indentures). Each Indenture also provides that there may be more than one Trustee under such Indenture, each with respect to one or more series of Debt Securities. Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities issued under such Indenture, and a successor Trustee may be appointed to act with respect to such series (Section 608 of the Indentures).

    In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities issued under the same Indenture, each such Trustee shall be a Trustee of a trust under such Indenture separate and apart from the trust administered by any other such Trustee (Section 609 of the Indentures), and, except as otherwise indicated herein, any action described herein to be taken by the

Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under such Indenture.

    Reference is made to the Prospectus Supplement relating to the series of Debt Securities to be offered for the following terms thereof: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the purchase price of such Debt Securities (expressed as a percentage of the principal amount); (4) the date or dates, or the method for determining such date or dates, on which the principal (and premium, if any) of such Debt Securities will be payable; (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any; (6) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates and the basis upon which interest shall be calculated if other than that of a 360 day year of twelve 30-day months; (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable and such Debt Securities may be surrendered for registration of transfer or exchange; (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Corporation, if the Corporation is to have such an option; (9) the obligation, if any, of the Corporation to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed or purchased, as a whole or in part, pursuant to such obligation; (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto; (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined; (12) any additions, modifications or deletions in the terms of such Debt Securities with respect to the Events of Default set forth in the respective Indentures; (13) the terms, if any, upon which such Debt Securities may be convertible into Common Stock or Preferred Stock of the Corporation and the terms and conditions upon which such conversion will be effected, including the initial conversion price or rate, the conversion period and any other provision in addition to or in lieu of those described herein; (14) whether such Debt Securities will be issued in certificated or book-entry form; (15) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof; (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the applicable Indenture; (17) if such Debt Securities are to be issued upon the exercise of Debt Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered; and (18) any other terms of such Debt Securities not inconsistent with the provisions of the respective Indentures (Section 301 of the Indentures).

    Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

    Unless otherwise provided with respect to a series of Debt Securities, the Debt Securities will be issued only in registered form without coupons in denominations of $1,000 and integral multiples thereof (Section 302 of the Indentures).

CERTIFICATED SECURITIES

    Except as may be set forth in the applicable Prospectus Supplement, Debt Securities will not be issued in certificated form. If, however, Debt Securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of the Indentures).

BOOK-ENTRY DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a "Global Security") that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in the Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of, premium, if any, and interest on Debt Securities represented by a Global Security will be made by the Corporation to the Trustee under the applicable Indenture, and then forwarded to the depository.

    The Corporation anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

    So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

    If DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, and, in either case, a successor depository is not appointed by the Corporation within 90 days, the Corporation will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Corporation may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Securities, and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

    The following is based on information furnished by DTC:

        DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate is issued with respect to each $200 million of principal amount of the Debt Securities of a series, and an additional certificate is issued with respect to any remaining principal amount of such series.

        DTC is limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

        Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

        To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

        Principal, premium, if any, and interest payments on the Debt Securities are made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and are the responsibility of such Participant and not of DTC, the applicable Trustee or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Corporation or the applicable Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Corporation or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

        The Corporation may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Corporation believes to be reliable, but the Corporation takes no responsibility for the accuracy thereof.

    Unless stated otherwise in the Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

    None of the Corporation, any underwriter or agent, the applicable Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

MERGER

    The Corporation may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation, provided that (a) either the Corporation shall be the continuing corporation, or the successor corporation (if other than the Corporation) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the performance and observance of all the convenants and conditions of the applicable Indenture; and
(b) the Corporation or such successor corporation shall not immediately thereafter be in default under the applicable Indenture (Section 801 of the Indentures). See "Description of the Corporation's Outstanding Capital Stock."

LIMITATIONS ON LIENS; RESTRICTIONS ON CERTAIN DISPOSITIONS

    Limitations on Liens. The Senior Indenture provides that the Corporation and its Insurance Subsidiaries may not issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, upon any shares of the Common Stock of an Insurance Subsidiary which shares are owned by the Corporation or its Insurance Subsidiaries, without effectively providing that the Debt Securities issued thereunder (and if the Corporation so elects, any other indebtedness of the Corporation ranking on a parity with the Debt Securities issued thereunder) shall be secured equally and ratably with, or prior to, any such secured indebtedness so long as such indebtedness remains outstanding (Section 1004 of the Senior Indenture).

    The term "Insurance Subsidiaries" means only Acadia Compensation Insurance Company, Acadia Insurance Company, Admiral Insurance Company, American West Insurance Company, Carolina

Casualty Insurance Company, Continental Western Casualty Company, Continental Western Insurance Company, FICO Insurance Company, Firemen's Insurance Company of Washington, D.C., Great Divide Insurance Company, Great River Insurance Company, Nautilus Insurance Company, Tri-State Insurance Company of Minnesota, Union Insurance Company, Union Standard Insurance Company and any other subsidiary of the Corporation (including a subsidiary of a subsidiary) that may succeed by merger or otherwise to a major part, as determined in good faith by the Board of Directors, of the business of one or more of the Insurance Subsidiaries, or any other subsidiary which shall be designated by the Board of Directors of the Corporation to be an Insurance Subsidiary. The term "Common Stock" means, with respect to any Insurance Subsidiary, stock of any class, however designated, except stock which is nonparticipating beyond fixed dividend and liquidation preferences and the holders of which have either no voting rights or limited voting rights entitling them, only in the case of certain contingencies, to elect less than a majority of the directors of such Insurance Subsidiary, and includes securities of any class, however designated, which are convertible into such Common Stock (Section 101 of the Senior Indenture).

    Restrictions on Certain Dispositions. The Senior Indenture also provides that the Corporation will not, and will not permit any Insurance Subsidiary to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any of the Common Stock of any Insurance Subsidiary (except to the Company or to one or more Insurance Subsidiaries or for the purpose of qualifying directors), unless (a) the issuance, sale, assignment, transfer or other disposition is required to comply with the order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of the Corporation or of one of its Insurance Subsidiaries; or (b) the entire Common Stock of an Insurance Subsidiary then owned by the Corporation or by its Insurance Subsidiaries is disposed of in a single transaction or in a series of related transactions for consideration consisting of cash or other property which is at least equal to the Fair Value of such Common Stock; or (c) after giving effect to the issuance, sale, assignment, transfer or other disposition, the Corporation and its Insurance Subsidiaries would own directly or indirectly at least 80% of the issued and outstanding Common Stock of such Insurance Subsidiary and such issuance, sale, assignment, transfer or other disposition is made for consideration consisting of cash or other property which is at least equal to the Fair Value of such Common Stock (Section 1005 of the Senior Indenture). The term "Fair Value", when used with respect to Common Stock, means the fair value thereof as determined in good faith by the Board of Directors of the Corporation (Section 101 of the Senior Indenture).

    Waiver of Certain Covenants. The Corporation may omit in respect of any series of Debt Securities issued under the Senior Indenture, in any particular instance, to comply with any covenant or condition set forth under "Limitations on Liens" and "Restrictions on Certain Dispositions" above, if before or after the time for such compliance the Holders of at least a majority in principal amount of the Debt Securities at the time outstanding of such series either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived and, until such waiver shall become effective, the obligations of the Corporation and the duties of the Senior Trustee in respect of any such covenant or condition shall remain in full force and effect (Section 1008 of the Senior Indenture).

    Subordinated Indenture. The Subordinated Indenture does not contain the limitations on liens and restrictions on certain dispositions contained in the Senior Indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Senior Indenture. The Senior Indenture provides that the following events are Events of Default with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making a sinking fund payment required for any Debt Security of such series; (d) default in the performance of any other covenant of the Corporation in the Senior Indenture (other than a covenant included in the Senior Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Senior Indenture; (e) certain events of default resulting in the acceleration of the maturity of the related indebtedness aggregating in excess of $10,000,000 under any mortgages, indentures (including the Indentures) or instruments under which the Corporation may have issued, or by which there may have been secured or evidenced, any other indebtedness (including Debt Securities of any other series) of the Corporation, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Corporation or its property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of the Senior Indenture).

    The Senior Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Senior Trustee consider such withholding to be in the interest of such Holders (Section 601 of the Senior Indenture).

    If an Event of Default under the Senior Indenture with respect to Debt Securities of any series issued thereunder at the time Outstanding occurs and is continuing, then in every such case the Senior Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Corporation (and to the Senior Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Senior Trustee prior to the Stated Maturity thereof, the Holders of a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) have been cured or waived as provided in the Senior Indenture (Section 502 of the Senior Indenture). The Senior Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) may, subject to certain limitations, waive any past default with respect to such series and its consequences (Section 513 of the Senior Indenture). Reference is made to the Prospectus Supplement relating to any series of Debt Securities issued under the Senior Indenture which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof. Within 120 days after the close of each fiscal year, the Corporation must file with the Senior Trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the Senior Indenture and, if so, specifying each such default and the nature and status thereof (Section 1006 of the Senior Indenture).

    Subject to provisions in the Senior Indenture relating to its duties in case of default, the Senior Trustee is under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Senior Indenture, unless such Holders shall have offered to the Senior Trustee reasonable security or indemnity (Section 602 of the Senior Indenture). Subject to such provisions for indemnification and certain limitations contained in the Senior Indenture, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or of exercising any trust or power conferred upon the Senior Trustee (Section 512 of the Senior Indenture).

    Subordinated Indenture. The Subordinated Indenture provides that the following events are the only Events of Default with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making a sinking fund payment required for any Debt Security of such series; (d) default in the performance of any other covenant of the Corporation in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Subordinated Indenture; (e) certain events of default resulting in the acceleration of the maturity of the related indebtedness aggregating in excess of $10,000,000 under any mortgages, indentures (including the Indentures) or instruments under which the Corporation may have issued, or by which there may have been secured or evidenced, any other indebtedness (including Debt Securities of any other series) of the Corporation, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events relating to the bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Corporation or its property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of the Subordinated Indenture).

    As with the Senior Indenture, the Subordinated Trustee may withhold notice to the Holders of any series of Debt Securities issued under the Subordinated Indenture of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Subordinated Trustee consider such withholding to be in the interest of such Holders (Section 601 of the Subordinated Indenture).

    If an Event of Default under the Subordinated Indenture with respect to Debt Securities of any series issued thereunder at the time outstanding occurs and is continuing, then in every such case the Subordinated Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Corporation (and to the Subordinated Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Subordinated Trustee prior to the Stated Maturity thereof, the Holders of a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) may, subject to certain conditions, rescind and annul such acceleration if all Events of Default with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502 of the Subordinated Indenture). The Subordinated Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series issued thereunder (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) may, subject to certain limitations, waive any past default with respect to such series and its consequences (Section 513 of the Subordinated Indenture). Reference is made to the Prospectus Supplement relating to any series of Debt Securities issued under the Subordinated Indenture which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof. Within 120 days after the close of each fiscal year, the Corporation must file with the Subordinated Trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the Subordinated Indenture, and, if so, specifying each such default and the nature and status thereof (Section 1006 of the Subordinated Indenture).

    Subject to provisions in the Subordinated Indenture relating to its duties in case of default, the Subordinated Trustee is under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Subordinated Indenture, unless such Holders shall have offered to the Subordinated Trustee reasonable security or indemnity (Section 602 of the Subordinated Indenture). Subject to such provisions for indemnification and certain limitations contained in the Subordinated Indenture, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Trustee, or of exercising any trust or power conferred upon the Subordinated Trustee (Section 512 of the Subordinated Indenture).

MODIFICATION OF THE INDENTURES

    Senior Indenture. Modifications and amendments of the Senior Indenture may be made only with the consent of the Holders of not less than a majority in aggregate principal amount of all Outstanding Debt Securities under the Senior Indenture which are affected by the modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the Maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; or (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Senior Indenture or to waive compliance with certain provisions thereof or certain defaults and consequences thereunder (Section 902 of the Senior Indenture).

    Subordinated Indenture. Modifications and amendments of the Subordinated Indenture may be made only with the consent of the Holders of not less than a majority in aggregate principal amount of all Outstanding Debt Securities under the Subordinated Indenture which are affected by the modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the Maturity thereof or would be provable in bankruptcy, or adversely affect any right of the repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Subordinated Indenture or to waive compliance with certain provisions thereof or certain defaults and consequences thereunder; or (f) subordinate the indebtedness evidenced by any such Debt Security to any indebtedness of the Corporation other than Senior Indebtedness (as defined in the Subordinated Indenture) (Section 902 of the Subordinated Indenture).

DEFEASANCE AND COVENANT DEFEASANCE

    The Indentures provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series and any related coupons pursuant to Section 301 of either Indenture, the Corporation may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities and any related coupons (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons, to maintain an office or agency in respect of such Debt Securities and any related coupons and to hold moneys for payment in trust) ("defeasance") (Section 1402 of the Indentures) or (b) to be released from its obligations with respect to such Debt Securities and any related coupons under Sections 1004 and 1005 of the Senior Indenture (being the restrictions described under "Limitation on Liens" and "Restrictions on Certain Dispositions," respectively) or, if provided pursuant to Section 301 of either Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities and any related coupons ("covenant defeasance") (Section 1403 of the Indentures), in either case upon the irrevocable deposit by the Corporation with the relevant Trustee (or other qualifying trustee), in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities and any related coupons are then specified as payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities and any related coupons (with such applicability being determined on the basis of the currency, currency unit or composite currency in which such Debt Securities are then specified as payable at Stated Maturity) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Corporation has delivered to the relevant Trustee an Opinion of Counsel (as specified in the Indentures) to the effect that the Holders of such Debt Securities and any related coupons will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404 of the Indentures).

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of the Indentures).

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Corporation has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) the currency, currency unit or composite currency in which such deposit has been made in respect of any Debt Security of such series ceases to be used by its government of issuance, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable Market Exchange Rate. (Section 1405 of the Indentures). Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, and Additional Amounts, if any, on any Debt Security that is payable in a foreign currency, currency unit or composite currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 412 of the Indentures).

    In the event the Corporation effects covenant defeasance with respect to any Debt Securities and any related coupons and such Debt Securities and any related coupons are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 and 1005 of the Senior Indenture (which Sections would no longer be applicable to such Debt Securities or any related coupons) or described in clause (d) or (g) under "Events of Default, Notice and Waiver" with respect to any other covenant with respect to which there has been defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities and any related coupons are payable, and Government Obligations on deposit with the relevant Trustee, will be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of the acceleration resulting from such Event of Default. However, the Corporation would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.

SENIOR SECURITIES

    Senior Securities are to be issued under the Senior Indenture. Each series of Senior Securities will constitute Senior Indebtedness and will rank equally with each other series of Senior Securities and other Senior Indebtedness. All subordinated debt (including, but not limited to, all Subordinated Securities issued under the Subordinated Indenture) will be subordinated to the Senior Securities and other Senior Indebtedness.

SUBORDINATION OF SUBORDINATED SECURITIES

    Subordinated Indenture. The payment of the principal of (and premium, if any) and interest on the Subordinated Securities will be subordinated as set forth in the Subordinated Indenture to the Senior Indebtedness of the Corporation, whether outstanding on the date of the Subordinated Indenture or thereafter incurred (Section 1701 of the Subordinated Indenture). At June 30, 1995, the aggregate Senior Indebtedness of the Corporation was approximately $255 million.

    Ranking. No class of Subordinated Securities is subordinated to any other class of subordinated debt securities. See "Subordination Provisions" below.

    Subordination Provisions. In the event (a) of any distribution of assets of the Corporation upon any dissolution, winding up, liquidation or reorganization of the Corporation, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Corporation or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Corporation which complies with the requirements of Article Eight of the Subordinated Indenture, or (b) that a default shall have occurred and be continuing with respect to the payment of principal of (or premium, if any) or interest on any Senior Indebtedness, or (c) that the principal of the Subordinated Securities of any series issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, the portion of the principal amount thereof referred to in Section 502 of the Subordinated Indenture) shall have been declared due and payable pursuant to Section 502 of the Subordinated Indenture, and such declaration shall not have been rescinded and annulled as provided in said Section 502, then:

        (1) in a circumstance described in the foregoing clause (a) or (b), the holders of all Senior Indebtedness and in the circumstance described in the foregoing clause (c), the holders of all Senior Indebtedness outstanding at the time the principal of such Subordinated Securities issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, such portion of the principal amount) shall have been so declared due and payable, shall first be entitled to receive payment of the full amount due thereon in respect of principal, premium (if any) and interest, or provision shall be made for such payment in money or money's worth, before the Holders of any of the Subordinated Securities are entitled to receive any payment on account of the principal of (or premium, if any) or interest on the indebtedness evidenced by the Subordinated Securities;

        (2) if upon any payment or distribution contemplated in clause (1) after giving effect to the subordination provisions contemplated therein there shall remain any amounts of cash, property or securities of the Corporation available for payment or distribution in respect of Subordinated Securities, then the amount of such cash, property or securities shall be shared ratably among the Holders of all Subordinated Securities issued under the Subordinated Indenture and any subordinated indebtedness ranking on a parity therewith;

        (3) any payment by, or distribution of assets of, the Corporation of any kind or character, whether in cash, property or securities (other than certain subordinated securities of the Corporation issued in a reorganization or readjustment), to which the Holders of any of the Subordinated Securities would be entitled except for the provisions of
    Article XVII of the Subordinated Indenture shall be paid or delivered by the person making such payment or distribution directly to the holders of Senior Indebtedness (as provided in clauses (1) and (2) above), or on their behalf, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness (as provided in clauses (1) and (2) above) remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to or in respect of the Holders of the Subordinated Securities;

        (4) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Corporation of any kind or character is received by the Holders of any of the Subordinated Securities issued under the Subordinated Indenture before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf, ratably as aforesaid, for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

    By reason of such subordination in favor of the holders of Senior Indebtedness in the event of insolvency, certain general creditors of the Corporation, including holders of Senior Indebtedness, may recover more, ratably, than the Holders of the Subordinated Securities.

DEFINITION OF SENIOR INDEBTEDNESS

    Senior Indebtedness is defined in the Subordinated Indenture to mean (i) the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed, (ii) purchase money and similar obligations, (iii) obligations under capital leases, (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Corporation is responsible for the payment of, such indebtedness of others, (v) renewals, extensions and refunding of any such indebtedness, (vi) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and (vii) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Corporation incurred, assumed or guaranteed the indebtedness or obligations described in clauses (i) through (vii) hereof expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to any other indebtedness or obligations of the Corporation.

CONVERTIBLE DEBT SECURITIES

    The following provisions will apply to Debt Securities that will be convertible into Common Stock or Preferred Stock (the "Convertible Debt Securities") unless otherwise provided in the Prospectus Supplement for such Convertible Debt Securities.

    Conversion. The Holder of any Convertible Debt Securities will have the right, exercisable at any time during the time period specified in the applicable Prospectus Supplement, unless previously redeemed by the Corporation, to convert such Convertible Debt Securities into shares of Common Stock or Preferred Stock at the conversion price or rate for each $1,000 principal amount of Convertible Debt Securities set forth in such Prospectus Supplement. The Holder of a Convertible Debt Security may convert a portion thereof which is $1,000 or any integral multiple of $1,000 (Section 301 of the Senior Indenture and Section 1602 of the Subordinated Indenture). In the case of Convertible Debt Securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption specified in the Prospectus Supplement, except that, in the case of repayment at the option of the applicable Holder, such right will terminate upon receipt of written notice of the exercise of such option (Section 301 of the Senior Indenture and Section 1602 of the Subordinated Indenture).

    In certain events, the conversion price or rate will be subject to adjustment as contemplated in the applicable Indenture. For Debt Securities convertible into Common Stock, such events include the issuance of shares of Common Stock of the Corporation as a dividend; subdivisions and combinations of Common Stock; the issuance to all holders of Common Stock of rights or warrants entitling such holders (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock; and the distribution to all holders of Common Stock of shares of capital stock of the Corporation (other than Common Stock), evidences of indebtedness or assets of the Corporation (excluding cash dividends or distributions paid from retained earnings of the Corporation or subscription rights or warrants (other than those referred to above). In any of such cases, no adjustment of the conversion price or rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate (Section 301 of the Senior Indenture and Section 1605 of the Subordinated Indenture). Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Corporation will pay a cash adjustment (Section 301 of the Senior Indenture and Section 1606 of the Subordinated Indenture). Unless otherwise specified in the applicable Prospectus Supplement, Convertible Debt Securities convertible into Common Stock surrendered for conversion between any record date for an interest payment and the related interest payment date (except such Convertible Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the Holder thereof is entitled to receive (Section 301 of the Senior Indenture and Section 1604 of the Subordinated Indenture).

    The adjustment provisions for Debt Securities convertible into shares of Preferred Stock will be determined at the time of an issuance of such Debt Securities and will be set forth in the applicable Prospectus Supplement related thereto.

    Except as set forth in the applicable Prospectus Supplement, any Convertible Debt Securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the Holder of such Convertible Debt Securities by one or more investment bankers or other purchasers who may agree with the Corporation to purchase such Convertible Debt Securities and convert them into Common Stock or Preferred Stock, as the case may be (Section 1108 of the Indentures).

                          DESCRIPTION OF DEBT WARRANTS

    The following description of the terms of the Debt Warrants sets forth certain general terms and provisions of the Debt Warrants to which any Prospectus Supplement may relate. The particular terms of the Debt Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Debt Warrants so offered will be described in the Prospectus Supplement relating to such Debt Warrants.

    The Debt Warrants are to be issued under one or more Debt Warrant Agreements to be entered into between the Corporation and a bank or trust company, as Debt Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of Debt Warrants. Debt Warrants may be issued independently or together with other securities offered by any Prospectus Supplement and may be attached to or separate from such other securities. Copies of the form of Debt Warrant Agreement, including the form of Debt Warrant Certificate representing the Debt Warrants, are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the form of Debt Warrant Agreement and Debt Warrant Certificate do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

    If Debt Warrants are offered, the applicable Prospectus Supplement will describe the terms of the Debt Warrants to be offered, including, where applicable, the following: (1) the offering price; (2) the currency in which Debt Warrants may be purchased; (3) the rank, designation, aggregate principal amount, currency and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the applicable Indenture pursuant to which such Debt Securities are to be issued; (4) the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of Debt Warrants issued with each such Debt Security; (5) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (6) the principal amount of Debt Securities purchasable upon exercise of such Debt Warrants and the price at and currency in which such principal amount of Debt Securities may be purchased upon such exercise; (7) the date on which the right to exercise Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (8) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form and, if in registered form, where they may be transferred and registered; (9) information with respect to book-entry procedures, if any; and (10) any other considerations relating to, and terms of, the Debt Warrants (which shall not be inconsistent with the provisions of the Debt Warrant Agreements).

    Debt Warrant Certificates may be exchanged for new Debt Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture.

    Prospective purchasers of Debt Warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as Debt Warrants. The Prospectus Supplement relating to any issue of Debt Warrants will describe such considerations but prospective purchasers of Debt Warrants are urged to consult their own advisors with respect thereto.

EXERCISE OF DEBT WARRANTS

    Each Debt Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to such Debt Warrants. Debt Warrants may be exercised at any time prior to 5:00 p.m., New York time, on the Expiration Date set forth in the Prospectus Supplement relating thereto. After such time on the Expiration Date (or such later date to which such Expiration Date may be extended by the Corporation), unexercised Debt Warrants shall become void.

    Debt Warrants may be exercised by delivery to the Debt Warrant Agent of payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities purchasable upon such exercise together with certain information set forth on the reverse side of the Debt Warrant Certificate. Debt Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt, within five business days, of the Debt Warrant Certificate evidencing such Debt Warrants. Upon receipt of such payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Corporation will, as soon as practicable, issue and deliver pursuant to the applicable Indenture the Debt Securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

MODIFICATIONS

    The Debt Warrant Agreement and the terms of the Debt Warrants may be amended by the Corporation and the Debt Warrant Agent, without the consent of the holders thereof, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein, or in any other manner which the Corporation and the Debt Warrant Agent may deem necessary or desirable and which will not adversely affect the interests of such holders.

ENFORCEABILITY OF RIGHTS BY HOLDERS

    The Debt Warrant Agent will act solely as an agent of the Corporation in connection with the issuance and exercise of Debt Warrants. The Debt Warrant Agent shall have no duty or responsibility in case of any default by the Corporation in the performance of its obligations under the Debt Warrant Agreement or the Debt Warrant Certificate. Each holder of Debt Warrants may, without the consent of the Debt Warrant Agent, enforce by appropriate legal action, on its own behalf, its right to exercise such Debt Warrants.

                         DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the shares of Preferred Stock that may be offered by the Corporation sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of Preferred Stock and the terms of any related option, put or right of the Corporation to require the holder of any other Security offered to also acquire shares of Preferred Stock will be specified in the applicable Prospectus Supplement. If so specified in the applicable Prospectus Supplement, the terms of any series of Preferred Stock may differ from the terms set forth below. The description of the terms of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation relating to the applicable series of Preferred Stock, which Certificate of Designation will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

GENERAL

    Pursuant to the Corporation's Restated Certificate of Incorporation and the Delaware General Corporation Law, the Board of Directors of the Corporation has the authority, without further stockholder action, to issue from time to time up to a maximum of 5,000,000 shares of preferred stock, par value $.10 per share, in one or more series and for such consideration as may be fixed from time to time by the Board of Directors of the Corporation and to fix before the issuance of any shares of preferred stock of a particular series, the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price or prices, if any, and the terms and conditions of any redemption, the voting rights, any sinking fund provisions for the redemption or purchase of the shares of such series, the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable, and any other relative rights, preferences and limitations pertaining to such series.

    As of June 30, 1995, the Corporation had outstanding 1,000,000 shares of 7 3/8% Series A Cumulative Redeemable Preferred Stock (the "Series A Cumulative Redeemable Preferred Stock"). The Series A Cumulative Redeemable Preferred Stock was issued on January 14, 1994 in connection with the sale of 6,000,000 Depositary Shares, each representing a 1/6 fractional interest in a share of Series A Cumulative Redeemable Preferred Stock. See "Description of the Corporation's Outstanding Capital Stock."

    Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (i) the designation, stated value and liquidation preference of such Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such shares will be issued; (iii) the dividend rate or rates (or method of calculation), the dividend periods, the date or dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) any conversion or exchange provisions; (vi) the procedures for any auction and remarketing, if any, of such Preferred Stock; (vii) whether interests in Preferred Stock will be represented by Depositary Shares; and (viii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

    The Preferred Stock will, when issued against payment therefor, be fully paid and nonassessable. Holders of Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by the Corporation.

    Because the Corporation is a holding company, its rights and the rights of holders of its securities, including the holders of Preferred Stock, to participate in the distribution of assets of any subsidiary of the Corporation upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors and preferred stockholders, except to the extent the Corporation may itself be a creditor with recognized claims against such subsidiary or a holder of preferred stock of such subsidiary.

DIVIDENDS

    The holders of the Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of funds legally available therefor, dividends at such rates and on such dates as will be specified in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Corporation on such record dates as will be fixed by the Board of Directors of the Corporation. Dividends may be paid in the form of cash, Preferred Stock (of the same or a different series) or Common Stock of the Corporation, in each case as specified in the applicable Prospectus Supplement.

    Dividends on any series of Preferred Stock may be cumulative or noncumulative, as specified in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Corporation fails to declare a dividend payable on a dividend payment date on any Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of such Preferred Stock will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and the Corporation will have no obligation to pay the dividend accrued for such period, whether or not dividends on such Preferred Stock are declared or paid on any future dividend payment dates.

    The Corporation shall not declare, pay or set apart for payment any dividends on any series of its preferred stock ranking, as to dividends, on a parity with or junior to the outstanding Preferred Stock of any series unless
(i) if such series of Preferred Stock has a cumulative dividend ("Cumulative Preferred Stock"), full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on such Preferred Stock for all past dividend periods and the then current dividend period, or (ii) if such series of Preferred Stock is Noncumulative Preferred Stock, full dividends for the then current dividend period on such Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon Preferred Stock of any series and any other shares of preferred stock of the Corporation ranking on a parity as to dividends with such Preferred Stock, all dividends declared upon such Preferred Stock and any other preferred stock of the Corporation ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other shares of preferred stock shall in all cases bear to each other the same ratio that the accrued dividends per share on such Preferred Stock (which shall not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) and such other shares of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any divident payment or payments on Preferred Stock of such series which may be in arrears.

    Except as set forth in the preceding sentence, unless (i) full dividends on the outstanding Cumulative Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) full dividends for the then current dividend period on the outstanding Noncumulative Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no dividends (other than in Common Stock of the Corporation or other shares of the Corporation ranking junior to such Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be made, on the Common Stock of the Corporation or on any other shares of the Corporation ranking junior to or on a parity with such Preferred Stock as to dividends or upon liquidation.

    Unless (i) full dividends on the Cumulative Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) full dividends for the then current dividend period on the Noncumulative Preferred Stock of any series have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no Common Stock or any other shares of the Corporation ranking junior to or on a parity with such Preferred Stock as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation except by conversion into or exchange for shares of the Corporation ranking junior to such Preferred Stock as to dividends and upon liquidation. Any dividend payment made on shares of Cumulative Preferred Stock of any series shall first be credited against the earliest accrued by unpaid dividend due with respect to shares of such series which remains unpaid.

REDEMPTION

    Preferred Stock may be redeemable, in whole or in part, at the option of the Corporation, out of funds legally available therefor, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices specified in the applicable Prospectus Supplement. Preferred Stock redeemed by the Corporation will be restored to the status of authorized but unissued shares of preferred stock.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Corporation in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Corporation, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Corporation pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) full dividends on the Cumulative Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or
(ii) full dividends for the then current dividend period on the Noncumulative Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, no shares of Preferred Stock of such series shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of Preferred Stock of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of the Preferred Stock of such series.

    Notice of redemption shall be given by mailing the same to each record holder of the Preferred Stock to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, at the address of such holder as the same shall appear on the stock books of the Corporation.

Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion or exchange rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder.

    If fewer than all the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors of the Corporation.

    If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date for such shares dividends on such shares shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price) shall cease. Upon surrender, in accordance with such notice, of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Corporation. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

CONVERSION OR EXCHANGE RIGHTS

    The Prospectus Supplement relating to a series of Preferred Stock that is convertible or exchangeable will state the terms on which shares of such series are convertible or exchangeable into Common Stock, another series of preferred stock or Debt Securities. To the extent regulatory approval may be required for shares of Preferred Stock to be convertible or exchangeable for Debt Securities, the Corporation will seek to obtain such approval.

RIGHTS UPON LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock ranking junior to such Preferred Stock upon liquidation, liquidating distributions in the amount of the liquidation preference of such Preferred Stock plus all accrued and unpaid dividends thereon (which shall not, in the case of Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods). If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to Preferred Stock of any series and any other shares of preferred stock of the Corporation ranking as to any such distribution on a parity with such Preferred Stock are not paid in full, the holders of such Preferred Stock and of such other shares of preferred stock will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Stock of any series will not be entitled to any further participation in any distribution of assets by the Corporation.

VOTING RIGHTS

    Except as indicated below or in the applicable Prospectus Supplement, or except as expressly required by applicable law, the holders of Preferred Stock will not be entitled to vote.

    If the Corporation fails to pay dividends on any shares of Preferred Stock for six consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Corporation at a special meeting called by the holders of record of at least 10% of such Preferred Stock or the next annual meeting of stockholders and at each subsequent meeting until (i) all dividends accumulated on shares of Cumulative Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) four consecutive quarterly dividends on shares of Noncumulative Preferred Stock shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Corporation will be increased by two directors.

    So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of each series of Preferred Stock outstanding at the time, given in person or by proxy, at a meeting (voting separately as a class): (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up, or reclassify any capital stock into any such shares, or authorize, create or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Restated Certificate of Incorporation, including the Certificate of Designation relating to such series of Preferred Stock, whether by merger, consolidation, or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or any outstanding series of preferred stock or any other capital stock of the Corporation, or the creation and issuance of any other series of preferred stock or of any other capital stock of the Corporation, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Corporation may issue receipts ("Depositary Receipts") evidencing the Depositary Shares, each of which will represent a fraction of a share of Preferred Stock. Shares of Preferred Stock of each class or series represented by Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") among the Corporation, the depositary (the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fraction of a share of Preferred Stock represented by the Depositary Shares evidenced by such Depository Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement at the time such receipts are issued. Immediately following the issuance and delivery of the Preferred Stock by the Corporation to the Preferred Stock Depositary, the Corporation will cause the Preferred Stock Depositary to issue, on behalf of the Corporation, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Corporation upon request, and the following summary of the form thereof filed as an exhibit to the Registration Statement of which this Prospectus is a part is qualified in its entirety by reference thereto.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Preferred Stock Depositary will distribute all dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

    In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Corporation, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF STOCK

    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption, converted or exchanged into other securities of the Corporation), the holders thereof will be entitled to delivery, at such office to or upon his order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by such Depositary Shares. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever the Corporation redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Corporation shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Stock Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Corporation.

    From and after the date fixed for redemption, all dividends in respect of the Depositary Shares so called for redemption will cease to accrue, such Depositary Shares will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing such Depositary Shares will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock. The Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or inaction is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

EXCHANGE OF PREFERRED STOCK

    Whenever the Corporation exchanges all of the shares of Preferred Stock held by the Preferred Stock Depositary for Debt Securities or Common Stock, the Preferred Stock Depositary will exchange as of the same exchange date all Depositary Shares representing all of the shares of the Preferred Stock so exchanged for Debt Securities or Common Stock, provided the Corporation shall have issued and deposited with the Preferred Stock Depositary Debt Securities or Common Stock for all of the shares of the Preferred Stock to be exchanged. The exchange rate per Depositary Share shall be equal to the exchange rate per share of Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share, plus all money and other property, if any, represented by such Depositary Shares, including all amounts paid by the Corporation in respect of dividends which on the exchange date have accrued on the shares of Preferred Stock to be so exchanged and have not theretofore been paid.

CONVERSION OF PREFERRED STOCK

    The Depositary Shares, as such, are not convertible or exchangeable into Common Stock or any other securities or property of the Corporation. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depository Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Corporation to cause conversion or exchange of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock or Debt Securities of the Corporation, and the Corporation has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion or exchange thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion or exchange. If the Depositary Shares evidenced by a Depositary Receipt are to be converted or exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted or exchanged. See "Description of Preferred Stock--Conversion or Exchange Rights."

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Corporation and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the holders of at least two thirds of the Depositary Shares then outstanding.

    The Deposit Agreement may be terminated by the Corporation upon not less than 60 days' notice if a majority of the Depositary Shares then outstanding consents thereto, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, converted or exchanged or (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock.

CHARGES OF PREFERRED STOCK DEPOSITARY

    The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Corporation will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Preferred Stock Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary, which successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Corporation which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

    Neither the Preferred Stock Depositary nor the Corporation will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Corporation and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence or willful misconduct, and the Corporation and the Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock unless satisfactory indemnity is furnished. The Corporation and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent and authorized to give such information and on documents believed in good faith to be genuine.

    In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Corporation, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Corporation.

                    DESCRIPTION OF PREFERRED STOCK WARRANTS

    The Corporation may issue Preferred Stock Warrants for the purchase of Preferred Stock. Preferred Stock Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Preferred Stock Warrants will be issued under one or more warrant agreements (each, a "Preferred Stock Warrant Agreement") to be entered into between the Corporation and a bank or trust company, as Preferred Stock Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Preferred Stock Warrants. The Preferred Stock Warrant Agent will act solely as an agent of the Corporation in connection with the Preferred Stock Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Preferred Stock Warrant Certificates or beneficial owners of Preferred Stock Warrants. Copies of the form of Preferred Stock Warrant Agreement, including the form of Preferred Stock Warrant Certificates representing the Preferred Stock Warrants, are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the form of Preferred Stock Warrant Agreement and Preferred Stock Warrant Certificate do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Preferred Stock Warrant Agreement and the Preferred Stock Warrant Certificates.

GENERAL

    If Preferred Stock Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Preferred Stock Warrants, including the following, where applicable: (1) the offering price; (2) the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and minimum number of Preferred Stock Warrants that are exercisable; (3) the designation and terms of the series of Preferred Stock with which such Preferred Stock Warrants are being offered and the number of such Preferred Stock Warrants being offered with each such Preferred Stock; (4) the date on and after which such Preferred Stock Warrants and the related series of Preferred Stock will be transferable separately; (5) the number and stated value of the series of Preferred Stock purchasable upon exercise of each such Preferred Stock Warrant and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise;
(6) the date on which the right to exercise such Preferred Stock Warrants shall commence and the date on which such right shall expire (the "Preferred Stock Warrant Expiration Date"); (7) whether the Preferred Stock Warrants represented by the Preferred Stock Warrant Certificates will be issued in registered or bearer form; (8) information with respect to book-entry procedures, if any; and
(9) any other terms of such Preferred Stock Warrants for the purchase of shares of Preferred Stock which shall not be inconsistent with the provisions of the Preferred Stock Warrant Agreement.

    Preferred Stock Warrant Certificates may be exchanged for new Preferred Stock Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Preferred Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Preferred Stock Warrant, a holder thereof shall have no rights of a holder of shares of the Preferred Stock purchasable upon such exercise, including the right to receive payment of dividends, if any, on the underlying Preferred Stock or the right to vote such underlying Preferred Stock.

    Prospective purchasers of Preferred Stock Warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as Preferred Stock Warrants. The Prospectus Supplement relating to any issue of Preferred Stock Warrants will describe such considerations but prospective purchasers are urged to consult their own advisors with respect thereto.

EXERCISE OF PREFERRED STOCK WARRANTS

    Each Preferred Stock Warrant will entitle the holder thereof to purchase such number of shares of Preferred Stock at such exercise price as shall be set forth in, or calculable from, the Prospectus Supplement relating to the offered Preferred Stock Warrants. Preferred Stock Warrants may be exercised at any time prior to 5:00 p.m., New York time, on the Preferred Stock Warrant Expiration Date set forth in the Prospectus Supplement relating thereto. After such time on the Preferred Stock Warrant Expiration Date (or such later date to which such Preferred Stock Warrant Expiration Date may be extended by the Corporation), unexercised Preferred Stock Warrants shall become void.

    Preferred Stock Warrants may be exercised by delivery to the Preferred Stock Warrant Agent of payment as provided in the applicable Prospectus Supplement of the amount required to purchase the shares of Preferred Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Preferred Stock Warrant Certificate. Preferred Stock Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt, within five business days, of the Preferred Stock Warrant Certificate evidencing such Preferred Stock Warrants. Upon receipt of such payment and the Preferred Stock Warrant Certificate properly completed and duly executed at the corporate trust office of the Preferred Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Corporation will, as soon as practicable, issue and deliver the shares of Preferred Stock purchasable upon such exercise. If fewer than all of the Preferred Stock Warrants represented by such Preferred Stock Warrant Certificate are exercised, a new Preferred Stock Warrant Certificate will be issued for the remaining number of Preferred Stock Warrants.

MODIFICATIONS

    The Preferred Stock Warrant Agreement and the terms of the Preferred Stock Warrants may be amended by the Corporation and the Preferred Stock Warrant Agent, without the consent of the holders thereof, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which the Corporation may deem necessary or desirable and which will not materially and adversely affect the interests of such holders.

    The Corporation and the Preferred Stock Warrant Agent also may modify or amend the Preferred Stock Warrant Agreement and the terms of the Preferred Stock Warrants, with the consent of the holders of not less than a majority in number of the then outstanding unexercised Preferred Stock Warrants affected, provided that no such modification or amendment that shortens the period of time during which the Preferred Stock Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the holders of the Preferred Stock Warrants or reduces the number of outstanding Preferred Stock Warrants the consent of whose holders is required for modification or amendment of the Preferred Stock Warrant Agreement or the terms of the Preferred Stock Warrants may be made without the consent of the holders affected thereby.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

    If at any time there shall be a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of the Corporation, then the successor or assuming corporation shall succeed to and be substituted for the Corporation in, and the Corporation will be relieved of any further obligation under, the Preferred Stock Warrant Agreement or the Preferred Stock Warrants.

ENFORCEABILITY OF RIGHTS BY HOLDERS

    The Preferred Stock Warrant Agent will act solely as an agent of the Corporation in connection with the issuance and exercise of Preferred Stock Warrants. The Preferred Stock Warrant Agent shall have no duty or responsibility in case of any default by the Corporation in the performance of its obligations under the Preferred Stock Warrant Agreement or the Preferred Stock Warrant Certificates. Each holder of Preferred Stock Warrants may, without the consent of the Preferred Stock Warrant Agent, enforce by appropriate legal action, on its own behalf, its right to exercise such Preferred Stock Warrants.

                          DESCRIPTION OF COMMON STOCK

    The Corporation may issue (either separately or together with other Securities) shares of its Common Stock. Under the Restated Certificate of Incorporation, the Corporation is authorized to issue up to 40,000,000 shares of its Common Stock. Reference is made to the Prospectus Supplement relating to Common Stock offered thereby, or other Securities convertible or exchangeable for, or exercisable into, Common Stock, for the terms relevant thereto, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on such other Securities. See "Description of the Corporation's Outstanding Capital Stock" below.

                      DESCRIPTION OF COMMON STOCK WARRANTS

    The Corporation may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Common Stock Warrants will be issued under one or more warrant agreements (each, a "Common Stock Warrant Agreement") to be entered into between the Corporation and a bank or trust company, as Common Stock Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Common Stock Warrants. The Common Stock Warrant Agent will act solely as an agent of the Corporation in connection with the Common Stock Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Common Stock Warrant Certificates or beneficial owners of Common Stock Warrants. Copies of the form of Common Stock Warrant Agreement, including the form of Common Stock Warrant Certificates representing the Common Stock Warrants, are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the form of Common Stock Warrant Agreement and Common Stock Warrant Certificate do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Common Stock Warrant Agreement and the Common Stock Warrant Certificates.

GENERAL

    If Common Stock Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Common Stock Warrants, including the following, where applicable: (1) the offering price; (2) the aggregate number of shares of Common Stock purchasable upon exercise of such Common Stock Warrants and minimum number of Common Stock Warrants that are exercisable; (3) the designation and terms of any other Securities with which such Common Stock Warrants are being offered and the number of such Common Stock Warrants being offered with such Securities; (4) the date on and after which such Common Stock Warrants and such other Securities will be transferable separately; (5) the number of shares of Common Stock purchasable upon exercise of each such Common Stock Warrant and the price at which such number of shares of Common Stock may be purchased upon such exercise; (6) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire (the "Common Stock Warrant Expiration Date"); (7) whether the Common Stock Warrants represented by the Common Stock Warrant Certificates will be issued in registered or bearer form; (8) information with respect to book-entry procedures, if any; and (9) any other terms of such Common Stock Warrants for the purchase of shares of Common Stock which shall not be inconsistent with the provisions of the Common Stock Warrant Agreement.

    Common Stock Warrant Certificates may be exchanged for new Common Stock Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Common Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Common Stock Warrant, a holder thereof shall have no rights of a holder of shares of the Common Stock purchasable upon such exercise, including the right to receive payment of dividends, if any, on the underlying Common Stock or the right to vote such underlying Common Stock.

    Prospective purchasers of Common Stock Warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as Common Stock Warrants. The Prospectus Supplement relating to any issue of Common Stock Warrants will describe such considerations but prospective purchasers are urged to consult their own advisors with respect thereto.

EXERCISE OF COMMON STOCK WARRANTS

    Each Common Stock Warrant will entitle the holder thereof to purchase such number of shares of Common Stock at such exercise price as shall be set forth in, or calculable from, the Prospectus Supplement relating to the offered Common Stock Warrants. Common Stock Warrants may be exercised at any time prior to 5:00 p.m., New York time, on the Common Stock Warrant Expiration Date set forth in the Prospectus Supplement relating thereto. After such time on the Common Stock Warrant Expiration Date (or such later date to which such Common Stock Warrant Expiration Date may be extended by the Corporation), unexercised Common Stock Warrants shall become void.

    Common Stock Warrants may be exercised by delivery to the Common Stock Warrant Agent of payment as provided in the applicable Prospectus Supplement of the amount required to purchase the shares of Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Common Stock Warrant Certificate. Common Stock Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt, within five business days, of the Common Stock Warrant Certificate evidencing such Common Stock Warrants. Upon receipt of such payment and the Common Stock Warrant Certificate properly completed and duly executed at the corporate trust office of the Common Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Corporation will, as soon as practicable, issue and deliver the shares of Common Stock purchasable upon such exercise. If fewer than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining number of Common Stock Warrants.

MODIFICATIONS

    The Common Stock Warrant Agreement and the terms of the Common Stock Warrants may be amended by the Corporation and the Common Stock Warrant Agent, without the consent of the holders thereof, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which the Corporation may deem necessary or desirable and which will not materially and adversely affect the interests of such holders.

    The Corporation and the Common Stock Warrant Agent also may modify or amend the Common Stock Warrant Agreement and the terms of the Common Stock Warrants, with the consent of the holders of not less than a majority in number of the then outstanding unexercised Common Stock Warrants affected, provided that no such modification or amendment that shortens the period of time during which the Common Stock Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the holders of the Common Stock Warrants or reduces the number of outstanding Common Stock Warrants the consent of whose holders is required for modification or amendment of the Common Stock Warrant Agreement or the terms of the Common Stock Warrants may be made without the consent of the holders affected thereby.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

    If at any time there shall be a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of the Corporation, then the successor or assuming corporation shall succeed to and be substituted for the Corporation in, and the Corporation will be relieved of any further obligation under, the Common Stock Warrant Agreement or the Common Stock Warrants.

ENFORCEABILITY OF RIGHTS BY HOLDERS

    The Common Stock Warrant Agent will act solely as an agent of the Corporation in connection with the issuance and exercise of Common Stock Warrants. The Common Stock Warrant Agent shall have no duty or responsibility in case of any default by the Corporation in the performance of its obligations under the Common Stock Warrant Agreement or the Common Stock Warrant Certificates. Each holder of Common Stock Warrants may, without the consent of the Common Stock Warrant Agent, enforce by appropriate legal action, on its own behalf, its right to exercise such Common Stock Warrants.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

    The Corporation may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Corporation, and the Corporation to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates specified in the Stock Purchase Contracts. The price per share and the number of shares of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to the Stock Purchase Contracts upon certain events.

    The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units, each consisting of a Stock Purchase Contract and debt obligations of the United States of America or agencies or instrumentalities thereof. Such debt obligations would be pledged with a collateral agent to secure the holders' obligations to purchase the Common Stock or the Preferred Stock under the Stock Purchase Contracts. Any such debt obligations will be obligations of the United States Government and not of the Corporation. Unless a holder of Stock Purchase Units settles its Stock Purchase Contracts early through the delivery of consideration to the Corporation or its agent in the manner described below, the principal of such debt obligations, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Corporation to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis.

    Holders of Stock Purchase Units may be entitled to settle the underlying Stock Purchase Contracts prior to the stated settlement date by surrendering the certificate evidencing the Stock Purchase Units, accompanied by the payment due, in such form and calculated pursuant to such formula as may be prescribed in the Stock Purchase Contracts and described in the applicable Prospectus Supplement. Upon settlement, the holder would receive the number of shares of Common Stock or Preferred Stock deliverable under such Stock Purchase Contracts, subject to adjustment in certain cases. In such event, the debt obligations that were pledged as security for the obligation of the holder to perform under the Stock Purchase Contracts would be transferred to the holder free and clear of the Corporation's security interest therein.

    The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

           DESCRIPTION OF THE CORPORATION'S OUTSTANDING CAPITAL STOCK

    The aggregate number of shares of capital stock of all classes which the Corporation has authority to issue is forty-five million (45,000,000) shares, of which forty million (40,000,000) shares are Common Stock of the par value of twenty cents ($.20) each, and five million (5,000,000) shares are Preferred Stock of the par value of ten cents ($.10) each. As of June 30, 1995, there were 16,664,867 shares of Common Stock and 1,000,000 shares of Preferred Stock outstanding.

COMMON STOCK

    Subject to the senior rights of Preferred Stock which may from time to time be outstanding, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon dissolution and liquidation, holders of Common Stock are entitled to a ratable share of the net assets of the Company remaining after payment to the holders of the Preferred Stock of the full preferential amounts to which they are entitled. All outstanding shares of Common Stock are fully paid and nonassessable.

    The holders of Common Stock are entitled to one vote per share for the election of Directors and on all other matters submitted to a vote of stockholders. Holders of Common Stock are not entitled to cumulative voting for the election of Directors. They are not entitled to preemptive rights.

    The transfer agent and registrar for the Common Stock is Chemical Bank.

PREFERRED STOCK

    The Preferred Stock has priority over the Common Stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the Preferred Stock, to establish series of Preferred Stock and to fix and determine the variations as among series. The Board of Directors without stockholder approval could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

    The Corporation's outstanding Preferred Stock consists of 1,000,000 shares of Series A Cumulative Redeemable Preferred Stock, which was issued on January 14, 1994 in connection with the sale of 6,000,000 Depositary Shares, each representing a 1/6 fractional interest in a share of Series A Cumulative Redeemable Preferred Stock. The liquidation preference of each share of Series A Cumulative Redeemable Preferred Stock is $150.00 (equivalent to $25.00 per Depositary Share). Dividends on the Series A Cumulative Redeemable Preferred Stock and the Depositary Shares representing such Series A Cumulative Redeemable Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears at the rate of 7 3/8% of the liquidation preference per annum (equivalent to $1.84375 per annum per Depositary Share). The Series A Cumulative Redeemable Preferred Stock and the Depositary Shares representing such Series A Cumulative Redeemable

Preferred Stock may be redeemed for cash at the option of the Corporation, in whole or in part, at a redemption price of $150.00 per share (equivalent to $25.00 per Depositary Share), plus accrued and unpaid dividends, if any, thereon. The Series A Cumulative Redeemable Preferred Stock and the Depositary Shares representing such Series A Cumulative Redeemable Preferred Stock have no stated maturity and are not subject to any sinking fund or mandatory redemption or convertible into or exchangeable for any other property or securities of the Corporation.

ANTI-TAKEOVER PROVISIONS

    The Corporation currently has provisions in its Restated Certificate of Incorporation and By-Laws which could have an "anti-takeover" effect. The Board of Directors is divided into three classes, each class having a term of three years. Each year the term of one class expires. In addition, the affirmative vote or consent of the holders of four-fifths (80%) of the stock of the Corporation entitled to vote in elections of Directors is required to authorize any of the following transactions:

        (a) merger or consolidation of the Corporation into any other corporation; or

        (b) sale, lease, exchange, mortgage or other disposition of all or any substantial part of the assets of the Corporation to any other corporation, person or other entity; or

        (c) sale or lease by any other corporation, person or entity to the Corporation or any subsidiary thereof of any securities or assets (except assets having an aggregate fair market value of less than $4,000,000) in exchange for voting securities (securities convertible into voting securities or options, warrants or rights to purchase voting securities) of the Corporation or any subsidiary thereof if such corporation, person or entity is, or has been at any time within the preceding two years, the beneficial owner of 5% or more of the outstanding shares of stock of the Corporation entitled to vote in elections of Directors.

                              PLAN OF DISTRIBUTION

    The Corporation may sell the Securities: (i) through underwriters; (ii) to dealers; (iii) through agents; or (iv) directly to a limited number of institutional purchasers or to a single purchaser. The Prospectus Supplement with respect to the Securities will set forth the name or names of the underwriters, if any, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    If underwriters are used in a sale of any Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public through underwriters or through a group of underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If a dealer is utilized in the sale of any Securities, the Corporation will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    The Securities may be sold by the Corporation through agents designated by the Corporation from time to time. Any such agent involved in the offer or sale of any Securities will be named, and any fees or commissions payable by the Corporation to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    The Securities may be sold directly by the Corporation to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

    If so indicated in the Prospectus Supplement, the Corporation will authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase the Securities from the Corporation at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Underwriters, dealers and agents may be entitled, under agreements entered into with the Corporation, to indemnification by the Corporation against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any such underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, the Corporation in the ordinary course of business.

    The place and time of delivery of the Securities will be set forth in the Prospectus Supplement.

         GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

    When so provided in the Prospectus Supplement, investors in the Global Securities representing any of the Securities issued hereunder may hold a beneficial interest in such Global Securities through the Depository, CEDEL or Euroclear (as defined below) or through participants. The Global Securities may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth in the applicable Prospectus Supplement.

    Cedel S.A. ("CEDEL") is incorporated under the laws of Luxembourg as a professional depository. CEDEL holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between CEDEL participants through electronic book-entry changes in accounts of CEDEL participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CEDEL in any of 28 currencies, including United States dollars. CEDEL provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CEDEL interfaces with domestic markets in several countries. As a professional depository, CEDEL is subject to regulation by the Luxembourg Monetary Institute. CEDEL participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to CEDEL is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a CEDEL participant, either directly or indirectly.

    The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 27 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with the Depository. The Euroclear System is operated by Morgan Guaranty Trust Company of New York, Brussels, Belgium office (the "Euroclear Operator" or "Euroclear"), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of Morgan Guaranty Trust Company of New York ("Morgan") which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Federal Reserve Board and the New York State Banking Department, as well as the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

    Principal, premium, if any, and interest payments with respect to Securities held through CEDEL or Euroclear will be credited to the cash accounts of CEDEL participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations as described below. The CEDEL or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the relevant Indenture on behalf of a CEDEL participant or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect such actions on its behalf through the Depository.

INITIAL SETTLEMENT

    All Global Securities will be registered in the name of Cede & Co. as nominee of the Depository. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect participants in the Depository. As a result, CEDEL and Euroclear will hold positions on behalf of their participants through their respective depositaries, Citibank and Morgan, which in turn will hold such positions in accounts as participants of the Depository.

    Global Securities held through the Depository will follow the settlement practices described above. Investor securities custody accounts will be credited with their holdings against payment on the settlement date. Global Securities held through CEDEL or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment.

SECONDARY MARKET TRADING

    Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

    Trading between Depository Participants. Secondary market trading between Depository participants will be settled using the procedures described above.

    Trading between CEDEL and/or Euroclear Participants. Secondary market trading between CEDEL participants and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds.

    Trading between Depository Seller and CEDEL or Euroclear Purchaser. When beneficial interests in the Global Securities are to be transferred from the account of a Depository participant to the account of a CEDEL participant or a Euroclear participant, the purchaser will send instructions to CEDEL or Euroclear through a participant at least one business day prior to settlement. CEDEL or Euroclear will instruct Citibank or Morgan, respectively, as the case may be, to receive a beneficial interest in the Global Securities against payment. Unless otherwise set forth in the Prospectus Supplement, payment will include interest accrued on the beneficial interest in the Global Securities so transferred from and including the last coupon payment date to and excluding the settlement date, on the basis on which interest is calculated on the Debt Securities. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Citibank or Morgan to the Depository participant's account against delivery of the beneficial interest in the Global Securities. After settlement has been completed, the beneficial interest in the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the CEDEL or Euroclear participant's account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and the interest on the beneficial interest in Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the CEDEL or Euroclear cash debit will be valued instead as of the actual settlement date.

    CEDEL participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within CEDEL or Euroclear. Under this approach, they may take on credit exposure to CEDEL or Euroclear until the Global Securities are credited to their accounts one day later.

    As an alternative, if CEDEL or Euroclear has extended a line of credit to them, participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, CEDEL participants or Euroclear participants purchasing beneficial interest in Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in the Global Securities were credited to their accounts. However, interest on the beneficial interests in the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant's particular cost of funds.

    Since the settlement is taking place during New York business hours, Depository participants can employ their usual procedures for sending a beneficial interest in Global Securities to Citibank or Morgan for the benefit of CEDEL participants or Euroclear participants. The sale proceeds will be available to the Depository seller on the settlement date. Thus, to the Depository participant a cross-market transaction will settle no differently than a trade between two Depository participants.

    Trading between CEDEL or Euroclear Seller and Depository Purchaser. Due to time zone differences in their favor, CEDEL and Euroclear participants may employ their customary procedures for transactions in which the beneficial interest in the Global Securities is to be transferred by the respective clearing system, through Citibank or Morgan, to a Depository participant. The seller will send instructions to CEDEL or Euroclear through a participant at least one business day prior to settlement. In these cases, CEDEL or Euroclear will instruct Citibank or Morgan, as appropriate, to deliver the beneficial interest in the Global Securities to the Depository participant's account against payment. Payment will include interest accrued on the beneficial interests in the Global Securities from and including the last coupon payment date to and excluding the settlement date on the basis on which interest is calculated on the Global Securities. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the CEDEL or Euroclear participant the following day, and receipt of the cash proceeds in the CEDEL or Euroclear participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the CEDEL or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the CEDEL or Euroclear participant's account would instead be valued as of the actual settlement date.

    Finally, day traders that use CEDEL or Euroclear and that purchase beneficial interests in Global Securities from Depository participants for credit to CEDEL participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

        (1) borrowing through CEDEL or Euroclear for one day (until the purchase side of the day trade is reflected in their CEDEL or Euroclear accounts) in accordance with the clearing system's customary procedures;

        (2) borrowing beneficial interests in the Global Securities in the U.S. from a Depository participant no later than one day prior to settlement, which would give beneficial interests in the Global Securities sufficient time to be reflected in the appropriate CEDEL or Euroclear account in order to settle the sale side of the trade; or

        (3) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the Depository participant is at least one day prior to the value date for the sale to the CEDEL participant or Euroclear participant.

    Although the Depository, CEDEL and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in Global Securities among participants of the Depository, CEDEL and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

    A beneficial owner of Global Securities holding securities, directly or indirectly, through CEDEL or Euroclear (or through the Depository if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements, and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

        Exemption for non-U.S. persons (Form W-8). Non-U.S. persons that are beneficial owners (other than a beneficial owner that owns actually or constructively 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote or a controlled foreign corporation that is related to the Corporation through stock ownership) can obtain a complete exemption from the withholding tax by filing a properly completed Form W-8 (Certificate of Foreign Status).

        Exemption for non-U.S. persons with effectively connected income (Form
    4224). A non-U.S. person, including a non-U.S. corporation or bank with a U.S. branch, that is a beneficial owner and for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing a properly completed Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

        Exemption or reduced rate for non-U.S. persons resident in treaty countries (Form 1001). Non-U.S. persons that are beneficial owners that are entitled to the benefits of an income tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing a properly completed Form 1001 (Ownership, Exemption or Reduced Rate Certificate). If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the filer alternatively files Form W-8. Form 1001 may be filed by the beneficial owner or the beneficial owner's agent.

        Exemption for U.S. persons (Form W-9). U.S. persons can obtain a complete exemption from the withholding tax by filing a properly completed Form W-9 (Request for Taxpayer Identification Number and Certification).

U.S. FEDERAL INCOME TAX REPORTING PROCEDURE

    The beneficial owner of the Global Security or, in the case of a Form 1001 or a Form 4224 filer, his agent, files by submitting the appropriate form to the entity through whom it directly holds the Global Security. For example, if the beneficial owner is listed directly on the books of Euroclear or CEDEL as the holder of the Debt Security, the IRS Form must be provided to Euroclear or CEDEL, as the case may be. Each person through which a Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Debt Security, until the IRS Form is received by the U.S. person who would otherwise be required to withhold U.S. federal income tax from interest on the Debt Security. For example, in the case of Debt Securities held through Euroclear or CEDEL, the IRS Form (or a copy thereof) must be received by the U.S. depositary of such clearing agency. Applicable procedures include, if a beneficial owner of the Debt Security provides an IRS Form W-8 to a securities clearing organization, bank or other financial institution (a "financial institution") that holds the Debt Security in the ordinary course of its trade or business on the owner's behalf, that such financial institution certify to the person otherwise required to withhold U.S. federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and that it furnish the payor with a copy thereof.

    As used in this section on tax documentation requirements, the term "U.S. person" means (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any State thereof or (iii) an estate or trust the income of which is includable in gross income for U.S. tax purposes, regardless of its source.

    This summary does not deal with all aspects of U.S. income tax and withholding that may be relevant to foreign beneficial owners of the Global Securities, including special categories of foreign investors who may not be eligible for exemptions from U.S. withholding tax. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of beneficial interests in the Global Securities. Any additional requirements, if applicable, will be set forth in the Prospectus Supplement.

                                 LEGAL OPINIONS

    The legality of the Securities offered hereby will be passed upon for the Corporation by Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022, and, if underwriters, dealers or agents are utilized, by Brown & Wood, One World Trade Center, New York, New York 10048. Attorneys of Willkie Farr & Gallagher who have participated in this offering beneficially own an aggregate of 49,761 shares of Common Stock, of which 20,000 are beneficially owned by Robert B. Hodes and 29,761 are beneficially owned by Jack H. Nusbaum (which amount includes 22,750 shares held in trusts as to which Mr. Nusbaum is a co-trustee). Mr. Hodes and Mr. Nusbaum are also Directors of the Corporation.

                                    EXPERTS

    The financial statements and schedules of W. R. Berkley Corporation and subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three year period ended December 31, 1994, incorporated by reference herein and elsewhere in the Registration Statement have been audited and reported upon by KPMG Peat Marwick LLP, independent certified public accountants. The financial information for the five years ended December 31, 1994, in the table under "Selected Financial Data" incorporated by reference herein and in the Registration Statement has been derived from financial statements audited and reported upon by KPMG Peat Marwick LLP. Such financial statements, schedules and selected financial data have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The reports of KPMG Peat Marwick LLP on the financial statements and schedules as of December 31, 1994 and 1993 and for each of the years in the three year period ended December 31, 1994 refer to the Corporation's adoption of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1992 and No. 115, "Accounting for Certain Investments in Debt and Equity Securities" on December 31, 1993.

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    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY STATEMENT MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
            PROSPECTUS SUPPLEMENT
Incorporation of Certain Documents by
  Reference............................   S-2
The Company............................   S-3
Use of Proceeds........................   S-3
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends............................   S-3
Certain Terms of the Notes.............   S-4
Underwriting...........................   S-6
Experts................................   S-6

                 PROSPECTUS
Incorporation of Certain Documents by
  Reference............................     2
Available Information..................     3
The Corporation........................     4
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends............................     4
Application of Proceeds................     5
Description of Debt Securities.........     5
Description of Debt Warrants...........    18
Description of Preferred Stock.........    20
Description of Depository Shares.......    24
Description of Preferred Stock
  Warrants.............................    28
Description of Common Stock............    30
Description of Common Stock Warrants...    30
Description of Stock Purchase Contracts
  and Stock Purchase Units.............    32
Description of the Corporation's
  Outstanding Capital Stock............    33
Plan of Distribution...................    35
Global Clearance, Settlement and Tax
  Documentation Procedures.............    36
Legal Opinions.........................    40
Experts................................    41

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--------------------------------------------------------------------------------


                                  $100,000,000


                            W.R. BERKLEY CORPORATION

                          6 1/4% SENIOR NOTES DUE 2006


                              -------------------
                             PROSPECTUS SUPPLEMENT
                              -------------------


                              MERRILL LYNCH & CO.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                            SCHRODER WERTHEIM & CO.


                                JANUARY 19, 1996

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